 Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF THE

POWERS, PREFERENCES, PRIVILEGES,

LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS

OF THE

SERIES RX-2 CONVERTIBLE PREFERRED STOCK

OF

FINDEX.COM, INC.

The articles of incorporation (the “Articles of Incorporation”) of Findex.com, Inc., a Nevada corporation (the “Corporation”), provide that the Corporation is authorized to issue up to 5,000,000 shares of preferred stock, par value of $0.001 per share, in such series and carrying such powers, preferences, privileges, limitations, restrictions, and relative rights and terms as the board of directors of the Corporation (the “Board of Directors”) shall from time to time deem fit, determine and designate.

Pursuant to the authority conferred upon the Board of Directors by Article V of the Articles of Incorporation, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent dated May 30, 2019, has adopted a resolution providing for the designation, powers, preferences, privileges, limitations, restrictions, and relative rights and terms of one million (1,000,000) shares of Series RX-2 Convertible Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation and the provisions of its Articles of Incorporation, and in accordance with the Nevada Revised Statutes, the Board of Directors hereby authorizes the filing of a Certificate of Designations of the Powers, Preferences, Privileges, Limitations, Restrictions, and Relative Rights of the Series RX-2 Preferred Stock of the Corporation. Accordingly, the Corporation is authorized to issue shares of Series RX-2 Convertible Preferred Stock, par value of $0.001 per share, which series shall carry the following powers, preferences, privileges, limitations, restrictions, and relative rights:

(1)       Designation and Number. The Corporation shall have a series of preferred stock designated “Series RX-2 Convertible Preferred Stock”, par value $0.001 per share (the “Series RX-2 Preferred Stock”). The maximum number of shares of Series RX-2 Preferred Stock issuable shall be one million (1,000,000) shares.

(2)       Dividends. The Series RX-2 Preferred Stock shall carry no dividend rights, either regular, special, or participating.

(3)       Ranking in Liquidation. In connection with any liquidation of the Corporation, the Series RX-2 Preferred Stock shall rank pari passu to the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) on an as-converted basis, and junior to all other classes and series of equity securities of the Corporation which by their terms do not rank pari passu. The Series RX-2 Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

(4)       Voting Rights. Holders of the Series RX-2 Preferred Stock shall vote on an as-converted-to-Common-Stock basis, together as a single class, with the Common Stock, on all matters requiring the approval, ratification or consent of holders of the Common Stock.

(5)       Conversion. The Series RX-2 Preferred Stock shall be subject to the following terms of conversion (the “Terms of Conversion”):

(a)       Automatic Conversion; Conversion Ratio. If and when, at any time following issuance of any shares of Series RX-2 Preferred Stock, the Corporation shall cause to be duly amended the Articles of Incorporation such that an increase shall be effected in the number of authorized shares of Common Stock to a number equal to or greater than one billion six hundred million (1,600,000,000), all issued and outstanding shares of Series RX-2 Preferred Stock (certificated or uncertificated) shall, without any action on the part of any holder(s) of the Series RX-2 Preferred Stock, or further action on the part of the Corporation, automatically convert (in any such case, an “Automatic Conversion”) into a number of fully paid and nonassessable shares of Common Stock equal to the product of (x) the number of shares of Series RX-2 Preferred Stock, and (y) one hundred (100) (the “Conversion Ratio”); provided, however, that the Series RX-2 Preferred Stock shall not be convertible into shares of Common Stock except in the event of Automatic Conversion as provided for hereunder.

(b)       Procedural Mechanics of Certification Following Conversion.

(i)       Generally. Upon Automatic Conversion, the Corporation shall as soon as reasonably practicable thereafter provide written notice (“Notice of Automatic Conversion”) to all holders of Series RX-2 Preferred Stock that Automatic Conversion has been effected, and thereafter cause the transfer agent for the Corporation (the “Transfer Agent”) to issue and deliver to such holder(s) a certificate reflecting the shares of Common Stock into which the shares of Series RX-2 Preferred Stock were automatically converted, registered in each case in the name of such holder(s) and reflecting the number of shares of Common Stock to which such holder(s) shall then be entitled.

(ii)       Following Series RX-2 Preferred Certification. To the extent that the shares of Series RX-2 Preferred shall have been certificated prior to Automatic Conversion, the Corporation shall include in any Notice of Automatic Conversion the identity, mailing address and telephone number of the Transfer Agent. Upon receipt of such notice from the Corporation, the holder(s) of shares formerly constituting Series RX-2 Preferred Stock shall as soon as practicable thereafter surrender to a nationally recognized overnight common carrier for overnight delivery to the Transfer Agent the original certificates reflecting all shares of Series RX-2 Preferred Stock held by such holder(s) (or, if such certificates shall have been lost, stolen, mutilated, or destroyed, an affidavit to such effect coupled with an indemnification undertaking with respect thereto in form and amount satisfactory to the Corporation in its exclusive discretion), and, upon receipt by the Transfer Agent of certificates reflecting shares of Series RX-2 Preferred Stock, the Corporation shall, through the Transfer Agent and as soon as practicable, issue and deliver to all procedurally compliant holders of the shares of Common Stock into which the shares of Series RX-2 Preferred Stock reflected by the certificates received shall have been converted, registered in each case in the name of such holder(s) and reflecting the number of shares of Common Stock to which such holder(s) shall then be entitled.

(c)       Adjustments To Conversion Ratio.

(i)        Upon Common Stock Event. If and when, at any time or from time to time following the date upon which the first share of Series RX-2 Preferred Stock shall have been issued by the Corporation (for each such share, the “Original Issue Date”) but before which such shares shall have been converted to Common Stock pursuant to Automatic Conversion, there shall occur a Common Stock Event, the Conversion Ratio in effect immediately prior to such Common Stock Event shall, simultaneously with the occurrence of such Common Stock Event, be proportionately decreased or increased, as appropriate for equitable reasons. The Conversion Ratio shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event for so long as any shares of Series RX-2 Preferred Stock shall remain outstanding. As used herein, the term “Common Stock Event” shall mean: (x) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock, (y) a subdivision (by way of forward stock-split) of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (z) a combination or consolidation (by way of reverse stock-split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(ii)       Other Adjustment-Triggering Events. If and when, at any time or from time to time following the Original Issue Date but before which such shares shall have been converted to Common Stock pursuant to Automatic Conversion, there shall occur, as a result of anything other than a Common Stock Event, a change in the Common Stock into some number of other shares of any class or classes of stock, whether by way of recapitalization, reclassification, reorganization, merger, exchange, sale of assets or otherwise, then, in any such event, each holder of Series RX-2 Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, sale of assets or other change by a holder of the number of shares of Common Stock into which such shares of Series RX-2 Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, sale of assets or other change, all subject to further adjustment as provided herein.

(d)       Record Holder. The person or persons entitled to receive shares of Common Stock issuable upon Automatic Conversion of the Series RX-2 Preferred Stock shall be entitled to all of the rights of holders of Common Stock from and after the date of any Automatic Conversion.

(e)       No Impairment. The Corporation shall not, by amendment of the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this certificate of designation (this “Certificate of Designation”), including this Section 5 hereof, but shall at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to preserve and protect the rights of the holders of the Series RX-2 Preferred Stock against impairment.

(f)       Issuance Taxes. The Corporation shall pay any and all issuance and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issuance or delivery of shares of Common Stock upon Automatic Conversion, provided, however, that the Corporation shall not have any responsibility or obligations with respect to the payment of any transfer taxes arising out of any related share transfers.

(g)       Fractional Shares. No fractional shares of Common Stock shall be issued upon Automatic Conversion, and, in lieu of any fractional shares to which any holder(s) would otherwise be entitled, the Corporation shall round the number of shares to be issued upon Automatic Conversion down to the nearest whole number.

(h)       Reservation of Common Stock. No holder of Series RX-2 Preferred Stock may exercise its rights to convert such Series RX-2 Preferred Stock into Common Stock pursuant to this Section 5 unless the Corporation shall then have available authorized but unissued shares of Common Stock. The Corporation shall use commercially reasonable efforts, as soon as practicable following the Original Issue Date, to authorize the shares necessary to convert the entirety of the Series RX-2 Preferred Shares as soon as practicable, and to thereafter reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series RX-2 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series RX-2 Preferred Stock (including any shares of Series RX-2 Preferred Stock represented by any warrants, options, subscription, or purchase rights for Series RX-2 Preferred Stock).

(i)       Retirement of Series RX-2 Preferred Stock. The Series RX-2 Preferred Stock shall be deemed retired for all purposes upon Automatic Conversion.

6.       No Preemptive Rights. No holder of the Series RX-2 Preferred Stock shall be entitled to any rights to subscribe for, purchase or receive any part of any new or additional shares of any class of capital stock of the Corporation, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class of capital stock of the Corporation, but all such new or additional shares of any class of capital stock of the Corporation, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.       Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of a majority of the shares of Series RX-2 Preferred Stock, in addition to any other corporate approvals then required to effect such action, shall be required to approve any change to the language or terms of this Certificate of Designation which would have the effect of amending, altering, changing or repealing any of the powers, preferences, privileges, limitations, restrictions, and/or relative rights of the Series RX-2 Preferred Stock.

8.       Lost or Stolen Certificates. In the event that the shares of Series RX-2 Preferred have been certificated, and upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, mutilation, or destruction of any certificates reflecting shares of Series RX-2 Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the certificate(s) reflecting shares of any Series RX-2 Preferred Stock, the Corporation shall execute and deliver new certificate(s) reflecting shares of Series RX-2 Preferred Stock of like tenor and date.

9.       Notices. Except as otherwise expressly provided herein, any notice required by the provisions of this Certificate shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail (upon customary confirmation of receipt) if sent during normal business hours of the recipient; if not, then on the next business day, (c) two (2) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, with written verification of receipt. All notices shall be addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 31st day of May, 2019.

FINDEX.COM, INC.

By: _/s/ Steven Malone_____________________________

Name: Steven Malone

Title: President & Chief Executive Officer